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Keurig Dr Pepper Frequently Asked Questions

Jan. 29, 2018

What is being announced today?

We announced an agreement for Dr Pepper Snapple and Keurig Green Mountain to merge into a new publicly traded company called Keurig Dr Pepper with a close date expected in the second quarter. JAB Holding Company, a privately held global investment company that is the controlling shareholder of Keurig Green Mountain as well as Krispy Kreme, Einstein Bros., Panera Bread, Peet’s Coffee, and other holdings, will become Keurig Dr Pepper’s controlling shareholder.

Why did DPS agree to this merger?

The immediate and long-term opportunity that this transaction is going to provide to our shareholders, our partners and our employees is tremendous. This merger will enable us to drive breakthrough, long-term, sustainable growth for our brands and business. We are excited to combine with Keurig to build on the rich heritage and expertise of both companies and provide the highest quality hot and cold beverages to satisfy every consumer throughout the day.

What’s the timeline?

The deal is expected to close in the second quarter. For now, it is business as usual.

Why weren’t we told this information prior to the public announcement?

Due to securities law restrictions that apply to DPS as a public company, confidential information considered “material” cannot be shared prior to the public announcement.

Will we still be an independent company, or is this an acquisition?

Under this agreement, we will continue to be a publicly traded company, with our business combined with those of Keurig. The company will become Keurig Dr Pepper. Our controlling shareholder will be JAB Holding Company.

What do DPS stockholders receive?

On close, Dr Pepper Snapple shareholders will receive an immediate cash dividend of $103.75 per share, which itself is already a premium to our closing price last Friday, plus one share of Keurig Dr Pepper for every DPS share.

What is JAB Holding Company?

JAB Holding Company is a privately held global investment company that is a controlling shareholder in broad, diverse and widely recognizable and iconic brands. In addition to Keurig Green Mountain, JAB’s portfolio also includes Panera Bread, Au Bon Pain, Peet’s Coffee, Krispy Kreme, Einstein Bros. and a broad range of other recognizable consumer brands.

Who will lead Keurig Dr Pepper?

Larry Young will remain with our business through the closing of the merger, which is expected to be completed in the second quarter. At that time, Larry intends to retire from his role as CEO and transition to a role on Keurig Dr Pepper’s board of directors. Bob Gamgort, current chief executive officer of Keurig, will serve as chief executive officer of the combined company and Ozan Dokmecioglu, current chief financial officer of Keurig, will serve as its chief financial officer.  Keurig and Dr Pepper Snapple will continue to operate out of their current locations and Bob Gamgort, CEO of the combined company, will be based in Burlington, Mass.  The combined company will draw on the leadership teams of both companies, who will continue running their respective businesses.

Will the DPS headquarters in Plano remain open? What about other sites?

We expect that both legacy Dr Pepper Snapple and Keurig will continue to operate out of their respective locations.

Does this agreement include Grupo Peñafiel, Canada Dry Mott’s and Mott’s Snapple International businesses?

Yes.

How does this affect the integration of Bai into the DPS business? Is Bai going to continue to be Bai?

It’s business as usual at Bai, too.

The press release mentions an estimated $600 million in cost synergies by 2021. Where is that expected to come from?

As with any combination of two complementary businesses, we expect there will be some overlap, mainly pertaining to procurement, logistics and warehousing, and to a lesser degree, overlapping responsibilities within the organizations. However, at this time it’s still too early to tell.

Will there be job losses as a result of this merger?

This merger is based on growth and opportunity. Our strengths complement Keurig and vice versa, and we are stronger together. Transactions of this size take time to work through, and until the transaction closes, it’s business as usual. We are committed to treating all employees with respect and transparency. As we know more, we will communicate with our teams.

Will there be any changes to the health care plans*?

Our health care plans will remain as they are through the end of the 2018 calendar year. Any plan changes that occur will take place for next year and you’ll hear more about those as decisions are made.

Will there be changes to salary or incentive structures*?

Your base salary will be equal to or greater than your current base salary (assuming you stay in the same position) through the end of the 2018 calendar year. Also through the end of the 2018 calendar year, your total compensation target, including incentives, where applicable, will be equal to or greater than your current total compensation target.

Will my years of service continue to be honored?

Yes. Your service and how it is defined will continue as it is today, and any changes to benefit plans will take those years into account.

What impact will this have on union contracts?

Union collective bargaining agreements remain in place.

*Eligibility may vary. Please refer to the Summary Plan Description or your collective bargaining agreement.

Additional Information:

This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000.

The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper Snapple Group on March 28, 2017.  Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.